Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Income Trust

We consent to the use of our reports dated September 15, 2011, for Legg Mason Western Asset Core Bond Fund and Legg Mason Western Asset Core Plus Bond Fund, as of July 31, 2011, and report dated December 16, 2011, for Legg Mason Western Asset Global Inflation Management Fund, as of October 31, 2011, each a series of Legg Mason Partners Income Trust, incorporated herein by reference in the Proxy Statement/Prospectus on Form N-14.

New York, New York

June 1, 2012